As filed with the Securities and Exchange Commission on January 5, 2018

Registration No. 333-217864

Registration No. 333-216612

Registration No. 333-213026

Registration No. 333-210051

Registration No. 333-207906

Registration No. 333-202452

Registration No. 333-194200

Registration No. 333-187220

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-217864

FORM S-8 REGISTRATION STATEMENT NO. 333-216612

FORM S-8 REGISTRATION STATEMENT NO. 333-213026

FORM S-8 REGISTRATION STATEMENT NO. 333-210051

FORM S-8 REGISTRATION STATEMENT NO. 333-207906

FORM S-8 REGISTRATION STATEMENT NO. 333-202452

FORM S-8 REGISTRATION STATEMENT NO. 333-194200

FORM S-8 REGISTRATION STATEMENT NO. 333-187220

UNDER

THE SECURITIES ACT OF 1933

ITRON NETWORKED SOLUTIONS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	43-1966972
(State or other Jurisdiction of Incorporation)	(IRS Employer Identification No.)

230 W. Tasman Drive

San Jose, California 95134

(669) 770-4000

(Address, including ZIP Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Non-Plan Inducement Stock Option

Non-Plan Inducement Restricted Stock Units

Non-Plan Inducement Performance Stock Units

2012 Equity Incentive Plan

2012 Employee Stock Purchase Plan

2003 Stock Option Plan

2007 Stock Plan

(Full Title of Plans)

Tom Deitrich

President

Itron Networked Solutions, Inc.

230 W. Tasman Drive

San Jose, California 95134

(669) 770-4000

(Name, Address, including ZIP Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements filed by Itron Networked Solutions, Inc., a Delaware corporation (“INS”) (f/k/a Silver Spring Networks, Inc.), on Form S-8 (collectively, the “Registration Statements”):

•	Registration Statement No. 333-217864, originally filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2017, which registered the offer and sale of 65,000 shares of INS’s common stock, $0.001 par value per share (“Shares”) issuable pursuant to a Non-Plan Inducement Stock Option, 36,000 Shares issuable upon settlement of Non-Plan Inducement Restricted Stock Units, and 26,000 Shares issuable upon settlement of non-Plan Inducement Performance Stock Units;

•	Registration Statement No. 333-216612, originally filed with the SEC on March 10, 2017, which registered the offer and sale of 2,087,418 Shares pursuant to the 2012 Equity Incentive Plan and 521,854 Shares issuable pursuant to the 2012 Employee Stock Purchase Plan;

•	Registration Statement No. 333-213026, originally filed with the SEC on August 9, 2016, which registered the offer and sale of 120,000 Shares issuable pursuant to a Non-Plan Inducement Stock Option, and 80,000 Shares issuable upon settlement of Non-Plan Inducement Restricted Stock Units;

•	Registration Statement No. 333-210051, originally filed with the SEC on March 9, 2016, which registered the offer and sale of 2,024,828 Shares pursuant to the 2012 Equity Incentive Plan, and 506,207 Shares issuable pursuant to the 2012 Employee Stock Purchase Plan;

•	Registration Statement No. 333-207906, originally filed with the SEC on November 9, 2015, which registered the offer and sale of 250,000,000 Shares issuable pursuant to a Non-Plan Inducement Stock Option, 125,000 Shares issuable upon settlement of Non-Plan Inducement Restricted Stock Units, and 125,000 Shares issuable upon settlement of non-Plan Inducement Performance Stock Units;

•	Registration Statement No. 333-202452, originally filed with the SEC on March 2, 2015, which registered the offer and sale of 1,962,491 Shares pursuant to the 2012 Equity Incentive Plan and 490,622 Shares issuable pursuant to the 2012 Employee Stock Purchase Plan;

•	Registration Statement No. 333-194200, originally filed with the SEC on February 27, 2014, which registered the offer and sale of 1,895,371 Shares pursuant to the 2012 Equity Incentive Plan and 473,843 Shares issuable pursuant to the 2012 Employee Stock Purchase Plan; and

•	Registration Statement No. 333-187220, originally filed with the SEC on March 13, 2013, which registered the offer and sale of 4,843,244 Shares pursuant to the 2003 Stock Option Plan, 3,818 Shares issuable pursuant to the 2007 Stock Plan, 6,395,856 Shares pursuant to the 2012 Equity Incentive Plan, and 400,000 Shares issuable pursuant to the 2012 Employee Stock Purchase Plan.

INS is filing this Post-Effective Amendment to the Registration Statements to withdraw and remove any unissued and unsold securities issuable by INS pursuant to the above-referenced Registration Statements.

On January 5, 2018, pursuant to the Agreement and Plan of Merger, dated as of September 17, 2017 (the “Agreement”), by and among INS, Itron, Inc., an entity formed under the laws of the State of Washington (“Itron”), and Ivory Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Itron (“Merger Sub”), Merger Sub merged with and into INS, with INS continuing as the surviving corporation and a wholly-owned subsidiary of Itron.

As a result of the consummation of the transactions contemplated by the Agreement, INS has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with an undertaking made by INS in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, INS hereby removes and withdraws from registration all such securities of INS registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment.

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the in the City of San Jose, State of California, on this 5th day of January 2018. No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

ITRON NETWORKED SOLUTIONS, INC.

By:	/s/ Catriona M. Fallon
Name:	Catriona M. Fallon
Title:	Senior Vice President, Segment Head of Networking